As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-140962

Supplement to Prospectus Supplement dated July 27, 2007
(To Prospectus dated July 27, 2007)

$579,826,100
(Approximate)

CWALT, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Alternative Loan Trust 2007-OH3
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-OH3

This Supplement replaces in its entirety the Supplement filed August 9, 2007 and revises the Prospectus Supplement dated July 27, 2007 to the Prospectus dated July 27, 2007 with respect to the above-captioned certificates as follows:

1.    The first paragraph on page S-8 of the Prospectus Supplement is replaced in its entirety with the following paragraph:

The swap fee payable to the Class A-1-B swap counterparty on each distribution date prior to the Class A-1-B swap contract termination date is an amount equal to the lesser of (1) the sum of (x) the product of (a) either (i) 0.07% for any distribution date on or before the optional termination date or (ii) 0.14% for any distribution date after the optional termination date, (b) the class certificate balance of the Class A-1-B Certificates immediately prior to such distribution date and (c) the actual number of days in the accrual period divided by 360, and (y) the excess, if any, of the amount calculated pursuant to clause (x) above on prior distribution dates over the amount actually paid to the Class A-1-B swap account on account of swap fees on prior distribution dates and (2) interest funds available for the payment thereof in accordance with the priority of payments described under “Description of the Certificates—Interest—Interest Entitlement.”

Countrywide Securities Corporation

The date of the Supplement is July 28, 2007

2.    The second and third bullet point paragraphs under the heading “Priority of Distributions; Distributions of Interest” on page S-9 of the Prospectus Supplement are replaced in its entirety with the following:

•	concurrently and on a pro rata basis based on their respective entitlements, as follows:

(1)	prior to the termination of the Class A-1-B swap contract, to the Class A-1-B swap account, the amount of the Class A-1-B swap fee for that distribution date;

(2)
concurrently, to each class of senior certificates, the respective current interest and interest carry forward amounts for that distribution date; provided, however, that prior to the termination of the Class A-1-B swap contract, any amounts of current interest and interest carry forward amounts that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B swap contract will instead be distributed to the Class A-1-B swap account and, provided further, if a Class A-1-B swap termination payment (other than a Class A-1-B swap termination payment due to a Class A-1-B swap counterparty trigger event) is due to the Class A-1-B swap counterparty, then any amounts of current interest and interest carry forward amount that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B swap termination payment will instead be distributed, up to the amount of such Class A-1-B swap termination payment, to the Class A-1-B swap account; and

(3)
prior to the termination of the Class A-1-B swap contract, to the Class A-1-B swap account, current interest and interest carry forward amounts on the Class A-1-B swap principal amount at the pass-through rate for the Class A-1-B Certificates for that distribution date;

3.   Paragraphs numbered (2) and (3) under the heading “Description of the Certificates—Interest—Interest Entitlement” on page S-63 of the Prospectus Supplement are replaced in their entirety with the following:

(2)           concurrently and on a pro rata basis based on their respective entitlements, as follows:

i.	prior to the termination of the Class A-1-B Swap Contract, to the Class A-1-B Swap Account, the amount of the Class A-1-B Swap Fee for that Distribution Date;

ii.
concurrently, to each class of Senior Certificates, the respective Current Interest and Interest Carry Forward Amounts for that Distribution Date, provided, however, that prior to the termination of the Class A-1-B Swap Contract, any amounts of Current Interest and Interest Carry Forward Amounts that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B Swap Contract will instead be distributed to the Class A-1-B Swap Account and, provided further, if a Class A-1-B Swap Termination Payment (other than a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event) is due to the Class A-1-B Swap Counterparty, then any amounts of Current Interest and Interest Carry Forward Amount that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B Swap Termination Payment will instead be distributed, up to the amount of such Class A-1-B Swap Termination Payment, to the Class A-1-B Swap Account; and

iii.
prior to the termination of the Class A-1-B Swap Contract, to the Class A-1-B Swap Account, current interest and interest carry forward amounts on the Class A-1-B Swap Principal Amount at the Pass-Through Rate for the Class A-1-B Certificates for that Distribution Date;

(3)           [Reserved];

4.   The last paragraph on page S-81 of the Prospectus Supplement is replaced in its entirety with the following paragraph:

With respect to any Distribution Date prior to the termination of the Class A-1-B Swap Contract, the “Class A-1-B Swap Fee” will equal the lesser of (1) the sum of (x) the product of (a) either (i) 0.07% for any Distribution Date on or prior to the Optional Termination Date or (ii) 0.14% for any Distribution Date after the Optional Termination Date, (b) the Class Certificate Balance of the Class A-1-B Certificates immediately prior to such Distribution Date and (c) the actual number of days in the related Accrual Period divided by 360, and (y) the excess, if any, of the amount calculated pursuant to clause (x) above on prior Distribution Dates over the amount actually paid to the Class A-1-B Swap Account on account of the Class A-1-B Swap Fee on prior Distribution Dates and (2) Interest Funds available for the payment thereof in accordance with the priority of payments described under “Description of the Certificates—Interest—Interest Entitlement.”